WESCAST APPOINTS EDWARD G. FRACKOWIAK
  AS CHAIRMAN AND CEO

Brantford, Ontario, May 27, 2004 – The Board of Directors of Wescast Industries Inc., (TSX: WCS.A; NASDAQ: WCST) announced that at a meeting held earlier today, it has appointed Edward G. Frackowiak as Chairman and Chief Executive Officer.

“Ed brings leadership experience and entrepreneurial spirit to Wescast demonstrated over 12 years on the Board and most recently as Executive Chairman and Interim Chief Executive Officer.  I am confident his leadership will help Wescast succeed in a fast-changing business environment.  It’s a company of talented people, good customers and strong technical expertise,” remarked Larry Tapp, lead independent director.

“After careful consideration by the Board, we believe that unifying the role of chairman and CEO is appropriate in the circumstances, and with Larry Tapp as lead independent director, believe that this combination will assure strong corporate governance,” said Hugh Sloan, chairman of the Human Resources Committee.

“I am pleased and proud to take on the additional role of CEO at Wescast,” said Frackowiak.  “I look forward to the opportunities Wescast has going forward and building on our fundamental strengths.  I am committed to enhancing value for our shareholders and customers and creating a positive work environment for our employees,” he added.

About Wescast

Wescast Industries Inc. is the world's largest supplier of exhaust manifolds for passenger cars and light trucks.  The Company designs, develops, casts and machines high-quality iron exhaust manifolds for automotive OEMs.  Wescastentered the suspension and brake component market through the acquisition of Georgia Ductile in September 2002.  The Company’s global sales and design activities are co-ordinated through its technical development centre in Canada and supported by sales and design centres in the United States, Europe and Japan.  The Company operates seven production facilities in North America, including a 49% interest in United Machining Inc., an accredited Minority supplier in Michigan.  It also has a 50% joint venture interest in Weslin Autoipari Rt., a Hungarian based supplier of cast iron exhaust manifolds and turbo charger housings for the European light vehicle market.  The Company is recognized worldwide for its quality products, innovative design solutions and highly committed workforce.

Learn more at www.wescast.com.

Forward Looking Statements

Wescast and its representatives may periodically make written or oral statements that are "forward-looking", including statements included in this news release and in our filings with applicable Securities Commissions and in reports to our stockholders.  These statements may be identified by words such as "believe,” "anticipate," "project,” “expect," "intend" or other similar expressions, and include all statements which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results). Such statements involve risks and uncertainties that may cause unanticipated events and actually evolve to be materially different from those either expressed or implied.  These factors include, but are not limited to, risks associated with the automotive industry, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated in the forward-looking statements. For more detailed information regarding these risks you may refer to Wescast's publicly filed documents with applicable Canadian securities authorities and the U.S. Securities and Exchange Commission.  Wescast undertakes no obligation to update any of these forward-looking statements.

For further information please contact:
Mr. Ed Frackowiak
Chairman & Chief Executive Officer
Wescast Industries Inc.
(519) 750-0000